EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR'S REPORT
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (333‑206061 and 333-190071) and S-3 (333-205140 and 333-204589) of NRG Yield, Inc. of our report dated March 29, 2016 relating to the consolidated financial statements of GCE Holding LLC, which is incorporated by reference in this Form 10-K/A of NRG Yield, Inc.

/s/ PricewaterhouseCoopers LLP
Boston, MA
March 29, 2016